Amendment #1 to Existing Engagement
Letter

December 21, 2006

Mr. Daniel P. Connealy, Chair
Mr. Raymond P. Tennison, Jr.
Mr. Jonathan Fine
Mr. Jack R. Thompson
Members of the Audit Committee
Russell Investment Company
c/o Mark Swanson
P.O. Box 1616
Tacoma, Washington 98401-1616

Dear Gentlemen:

This letter reflects our agreement to
amend our engagement letter of July 5,
2006 with Russell Investment Company
(the Funds) in the following respects.
We are engaged to perform agreed-upon
procedures in relation to the Funds'
Exemptive Order over Interfund Lending
dated April 25, 2006. See Appendix I
for the procedures to be performed.

As discussed and as a result of this
change, we estimate that an additional
$7,000 in fees will be incurred. All
other provisions of our engagement
letter of July 5, 2006 with the Company
remain unchanged.

If you have any questions, please call
Hugh Armstrong at (720) 931-7207.
Please have one copy of this letter
signed in the space provided below
acknowledging your agreement and return
it to us.

Very truly yours,

Signature PricewaterhouseCoopers LLP

Appendix I

Russell Investment Company
Agreed-Upon Procedures in relation
to the Exemptive Order over
Interfund Lending

Procedures to be performed:

1.Obtain the Signed Exemptive Order.

2.Obtain the "Authorization for RIC/RIF
Interfund Lending" memorandum for any
interfund borrowing activity during the
year. Ensure the signed preparers,
approvers and acknowledger has proper
authority.

3.Obtain the Compliance Report Relating
to Interfund Lending Exemptive
Application for each interfund
borrowing activity during the year, and
review for issues of noncompliance.

4.Ensure the interest expense and
interest income recorded for the
borrowing and lending fund agrees to
the terms stated in the Exemptive Order
and the Interfund Lending:  Background
and Typical Conditions.

5.Ensure that after the borrowing,
there is asset coverage of at least
300% for all borrowings of the fund.

6.A fund may make an unsecured
borrowing through the credit facility
if its outstanding borrowings from all
sources immediately after the interfund
borrowing total 10% or less of its
total assets (including other
borrowings, i.e. securities borrowed).
If the Fund's total outstanding
borrowings immediately after an
interfund borrowing would be greater
than 10% of its total assets, the
Fund may borrow only on a secured
basis.  Determine whether or not the
fund's borrowings are on a secured
or unsecured basis.  If the borrowings
are secured, the fund must pledge
segregated collateral with market
value at least equal to 102% of the
outstanding principal value of the
loan.

7.Ensure that a Fund's interfund
loans to any one fund shall not
exceed 5% of the lending fund's net
assets.